UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2019

GENERATION NEXT FRANCHISE BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55164	45-2511250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Financial Court, Suite 100, Diego, California 92117

(Address of Principal Executive Offices)

858-210-4200

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Plan to Restructure Liabilities with Unsecured Creditors

Generation Next Franchise Brands, Inc. (“Generation Next” or “Company”) provided an update to its franchisees on its efforts to raise capital through its engagement with the investment banking firm Stout Risius Ross Advisors, LLC (“Stout”). The Company announced that feedback from investors indicated the Company was unlikely to be able to raise the necessary amount of capital without significantly restructuring its liabilities. To that end, the Company is beginning conversations with unsecured creditors with the intent of reducing liabilities by amounts equal to $20 to $25 million. In most instances, the restructuring will include the conversion of liabilities into shares of the Company’s common stock. Examples include the conversion of deposits on kiosks into shares of the Company’s stock and replacing most of the cash payments for refund liabilities with shares of the Company’s stock.

The Company also stated it has a target to raise between $10 and $15 million of cash through the issuance of either debt, equity, or both. The Company is contemplating an initial capital raise of $5 million through the issuance of a senior secured convertible note. The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pause in Sale of New Franchises

Generation Next has paused the sale of new franchises to focus on the completion of its current kiosk backlog and increase its capacity to support existing franchise owners. Previously the Company had partially used cash from deposits received on the sale of new franchises to funds its operations. The Company expects to offset this loss in cash flow with cash received from the aforementioned capital raise, if successful, and improved cash flow from operations assuming the Company is able to implement the cost reductions and restructuring with unsecured creditors.

The Company emphasized that the pause in the sale of new franchises does not reflect a decreased commitment to the franchise program. Management of the Company, along with leaders in the franchise group, believe this decision is another important step in developing and strengthening the current franchise network.

Existing franchise owners will be offered opportunities to purchase additional kiosks.

Update on Performance

Successfully executing the restructuring plan will strengthen the balance sheet and position the Company for improved long-term execution but the restructuring actions will reduce the kiosk backlog and the associated future revenue. The Company projected that deferred revenue could decrease by 40% to 60% following the restructuring of liabilities with existing franchise owners. The Company does not believe the reductions in orders and deferred revenue reflects a decrease in the long-term potential for the domestic and international footprints of Reis & Irvy’s kiosks.

The Company has paused production and installation of kiosks to conserve cash for critical operating expenses during the initial period of time it is raising capital.

Based on these two developments, the Company decreased its fiscal year 2020 revenue projection to a range of $12 to $17 million on 260 to 380 global kiosk deliveries.

Last, Generation Next has informed its franchise owners that it intends to launch a corporate owned and operated business model for Reis & Irvy’s kiosks in response to requests from large multi-site location operators. The Company expects to benefit from increased EBITDA and cash flow from a corporate owned and operated location as compared to a franchise location. The Company will work with franchise owners on introducing the model in a way that can be accretive, and non-competitive to the franchise network.

Launch of Franchise Advisory Council

Franchise owners are forming a Franchise Advisory Council (“FAC”) and Generation Next has expressed its support and encouragement for this endeavor. Subcommittees of the FAC are being proposed for specific subject areas such as operations, technology, and supply chain. Franchise owners will drive the formation of the FAC and the Company will appoint liaisons for each subcommittee to ensure the voice of the franchise owner is formally included in Company decisions regarding the Reis & Irvy’s franchise program.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Generation Next Franchise Brands, Inc.

Date: October 25, 2019	By:	/s/ Ryan Polk
Ryan Polk
Chief Executive Officer

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